CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of the Legg Mason Global Income Trust, Legg Mason International Equity Trust, and Legg Mason Emerging Market Trust, which comprise the Legg Mason Global Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.








PricewaterhouseCoopers LLP
Baltimore, Maryland
April 23, 2007